                                                                   EXHIBIT 10.16




                                                                  EXECUTION COPY

                        FIBER PRODUCT PURCHASE AGREEMENT

                                 by and between

                            LUCENT TECHNOLOGIES INC.



                                       and

                               AGERE SYSTEMS INC.



                          Dated as of February 1, 2001

                        FIBER PRODUCT PURCHASE AGREEMENT

THIS FIBER PRODUCT PURCHASE AGREEMENT (this "Agreement"), effective as of February 1, 2001 (the "Effective Date"), is by and between Lucent Technologies Inc., a Delaware corporation, with offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Lucent"), and Agere Systems Inc., a Delaware corporation, with offices at 555 Union Blvd., Allentown, Pennsylvania 18103 ("Customer").

                                 R E C I T A L S

     A. WHEREAS, the Board of Directors of Lucent has determined that it is in the best interests of Lucent and its stockholders to separate Lucent's existing businesses into two independent businesses;

     B. WHEREAS, in furtherance of the foregoing separation, Lucent and Customer desire to enter into this Agreement to provide for certain commercial transactions between the parties as described in Section 3, Scope of the Agreement, of this Agreement;

     NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For the purposes of this Agreement, in addition to the words and phrases that are defined throughout the body of this Agreement, the following words and phrases shall have the following meanings:

     "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     "Confidential Information" means all nonpublic information in whatever form, including, without limitation, specifications (excluding data sheets and product information generally made available to customers), drawings, documentation, know-how, pricing, and licensed materials, which may be disclosed by either party to the other party and which bears a legend or notice regarding its proprietary or confidential nature or, if not in tangible form, which the disclosing party describes as proprietary or confidential at the time of disclosure and subsequently sends a written summary to the receiving party within thirty (30) days of disclosure.

     "Firmware" means a combination of (1) hardware and (2) Software represented by a pattern of bits contained in such hardware.

     "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     "OEM Customer" is defined as a customer who purchases components and/or assemblies from Customer which components and/or assemblies incorporate one or more of the Products into a finished product manufactured by such customer.

     "Order" means a written (paper or electronic) purchase order issued by Customer to Lucent, which refers to this Agreement and any firm price quotation and specifies (i) the quantity and type of Products being ordered and their applicable prices, charges or fees; (ii) accurate "ship to" and "bill to" addresses; and (iii) the requested delivery date consistent with Lucent's standard interval between acceptance of an Order and delivery. An electronic Order shall be effective despite the absence of Customer's signature.

     "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

     "Product" means the Specialty Fiber Products and Fiber Optic Apparatus identified in Schedule 3 hereto and such other Specialty Fiber Products and Fiber Optic Apparatus as the parties may add by written agreement from time to time, but does not include Software, Firmware or Services.

     "Services" means engineering, installation, consulting or other services.

     "Software" means a computer program, in machine-readable or object-code form, consisting of a set of logical instructions and tables of information that guide the functioning of a processor. Such program may be contained in any medium whatsoever, including Firmware, representing such program, but does not include such medium.

     "Specifications" means Lucent's or its vendor's written technical specifications for a particular Product furnished under this Agreement.

2.   TERM

     The term of this Agreement shall commence on the Effective Date and shall expire on January 31, 2004, unless earlier terminated in accordance with the provisions hereof (the "Term"). The Term may be extended for additional one (1) year periods upon the mutual written agreement of the parties. The rights and obligations of the parties which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation or expiration.

3.   SCOPE OF THE AGREEMENT

     (a) This Agreement covers the sale to Customer and its Affiliates by Lucent and its Affiliates of Products listed in Schedule 3 for the sole purpose of incorporation into finished products to be sold by Customer to OEM Customers. Customer will not resell the Products independent from and separate from the finished products referred to in the previous sentence.

     (b) The only Products covered by this Agreement are those (a) listed on
Schedule 3, or (b) offered by Lucent to Customer under this Agreement by written notice. Customer may purchase other product of a similar merchandise class code to that set forth in Schedule 3 from Lucent's catalog (print or electronic) at Lucent's standard customer price.

     (c) If during the term of this Agreement, Lucent introduces and makes generally available in the marketplace similar product to that purchased hereunder, Lucent will offer to Customer the right to purchase such new product. Lucent's offer will be in writing and will contain a full description of the terms on which the product is to be delivered. To accept the offer, Customer must deliver to Lucent written notice of acceptance within thirty (30) days after Customer receives the offer. If Customer accepts Lucent's offer, Customer will purchase the product on the terms accepted.

     (d) The relationship of the parties under this Agreement shall be, and at all times remain, one of independent contractors and not that of franchiser and franchisee, joint venturers, or principal and agent. Neither party shall have any authority to assume or create obligations on the other's behalf with respect to such Products, and neither party shall take any action which has the effect of creating the appearance of its having such authority.

     (e) Neither party is, or shall hold itself out to be, the representative of the other. Customer shall market components and/or assemblies that incorporate the Products to OEM Customers on such terms and conditions as Customer chooses, provided Customer does not violate this Agreement.

     (f) The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

     (g) All persons furnished by Customer shall be considered solely Customer's employees or agents, and Customer shall be responsible for payment of all unemployment, Social Security and other payroll taxes including contributions from them when required by law.

4.  EXPORT

The parties acknowledge that any Products, software, and technical information (including, but not limited to, Services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such Products, software, and technical information must be authorized under those laws and regulations. The parties agree that they will not use, distribute, transfer, or transmit the Products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by Lucent, Customer also agrees to sign written assurances and other export-related documents as may be required for Lucent to comply with U.S. export regulations.

5. ORDERS; CHANGES TO ORDERS; ACCEPTANCE; CANCELLATION OF ORDERS; INTERNATIONAL ORDERS

     (a) All purchases under this Agreement shall be made by Orders issued by Customer from time to time and accepted or rejected by Lucent in writing. Each Order shall reference this Agreement and shall be subject only to the terms and conditions of this Agreement. Terms and conditions on an Order which are inconsistent with this Agreement, and any pre-printed terms and conditions on an Order, shall be ineffective and void unless otherwise agreed in writing by the Parties.

     (b) All Purchase Orders shall contain the information necessary for Lucent to fulfill the Order. Such information shall include:

          (i) A reference to this Agreement;

          (ii) An Order date and a purchase Order number;

          (iii) The address to which Products are to be delivered and the address to which Lucent's invoice is to be sent and;

          (iv) A description of the Products ordered, including but not limited to, the comcode.

     (c) Customer shall forward Purchase Orders to the following address or such address as Lucent may direct by written notice to Customer:

          (i) For Specialty Fibers - Somerset products identified in Schedule 3.1, Orders shall be forwarded to:

                  Lucent Technologies
                  Customer Service
                  14528 S. Outer Forty Road, Suite 400
                  Chesterfield, MO  63011

                  Phone: (800) 611-1436
                  Fax: (314) 317-6541

          (ii) For Specialty Fiber - Avon CT products identified in Schedule 3.2, Orders shall be forwarded to:

                  Lucent Specialty Fiber Technologies
                  Customer Service
                  55 Darling Drive
                  PO Box 1260
                  Avon, CT 06001

                  Phone: (860) 678-0371
                  Fax: (860) 678-6505

          (iii) For FOA Products identified in Schedule 3.3, Orders shall be forwarded to:

                  Lucent Technologies
                  Customer Service
                  14528 S. Outer Forty Road, Suite 400
                  Chesterfield, MO  63011

                  Phone: (800) 611-1436
                  Fax:  (314) 317-6541

     (d) Customer may request changes to an Order ("Change Request") that Lucent has previously accepted. In response to a Change Request, Lucent will provide written quotations, including any changes to prices, license fees, shipment or completion dates. A Change Request will be treated as a separate Order subject to Lucent's change order process.

     (e) Products on any purchase Order may not be canceled after delivery by Lucent to a carrier for shipment to Customer. For those Products in Schedule 3 not subject to Section 6 of this Agreement, Lucent may invoice Customer for all charges and costs incurred by reason of cancellation within the lead time and prior to delivery by Lucent to a carrier for shipment to Customer.

     (f) Customer and any of its Affiliates in the United States may place or enter into Orders under this Agreement for the purchase of Products in the United States. In the event that

Customer wants to procure Products outside the United States, Orders for Product shall be placed on the appropriate Lucent Affiliate, and the following procedure shall apply. As used herein, "Lucent" refers to the particular Lucent entity accepting the Order.

         (i) Prior to submitting or entering into an Order under this Agreement, the non-U.S. Customer Affiliate and the relevant Lucent Affiliate shall sign a Letter of Acceptance ("LOA") in substantially the form set forth in
     Schedule 5 committing them to utilize the terms and conditions of this Agreement in any forthcoming procurement of Products in their location, subject to any modified, additional, or deleted terms as set forth in the LOA. Each LOA shall state the Lucent Affiliate, the non-U.S. Customer Affiliate, the applicable Products, and the geographical area to which it applies. Each LOA will incorporate by reference the master terms and conditions of this Agreement and will specify any agreed upon changes required by local law or local operational practice. Such additional terms may include, but shall not be limited to delivery terms, passage of title, or choice of law. Notwithstanding the foregoing, any pricing terms shall continue to be subject to Section 7, Favored Customer Pricing. The Parties intend that the terms and conditions of the Agreement shall apply, except with respect to those mutually agreed upon provisions which are required to address (1) local laws/regulations or (2) operational issues resulting from transacting in the particular country identified in the relevant LOA. Each LOA shall be deemed a separate contract between the parties who sign it, and each party identified in such LOA shall look only to the other for performance of their respective obligations under such LOA and any Order placed pursuant to it. Once an LOA has been executed by the relevant parties, multiple Orders may be placed under such LOA.

         (ii) For deliveries outside of the United States only, should there be a conflict between the terms and conditions of an LOA and this Agreement, the terms of the LOA shall prevail. Once an LOA for a specific geographic area is executed by both parties, Orders may be placed under the LOA following the procedures set forth herein (unless modified or amended by the relevant LOA).

6.   FORECAST; CUSTOMER'S PURCHASE COMMITMENT; INVENTORY; LUCENT'S COMMITMENT

     The provisions of this Section 6 shall apply solely to the Specialty Fiber Products described in Schedules 3.1 and 3.2 and any custom Product added to
Schedule 3.3. The commitment described in this Section 6 shall be referred to as the "Purchase Commitment."

     (a) Customer shall:

         (i) Provide Lucent with an initial twelve (12) month rolling forecast of Product requirements within four (4) weeks of the Effective Date of this Agreement. Lucent shall notify Customer if it cannot reasonably meet the initial forecast and the Parties shall meet and negotiate in good faith to resolve any disagreements as to the initial forecast. Thereafter, Customer shall update the forecast weekly. Any increase in the forecast shall not exceed the reserve capacity specified in Schedule 3. If no such reserve capacity is specified and Lucent reasonably believes it cannot meet the increased forecast, the Parties shall meet to agree on an acceptable forecast.

         (ii) The first twelve (12) weeks of each such updated weekly forecast shall be considered a binding commitment ("Binding Commitment") on the part of Customer and Customer shall be committed to spend the total dollar volume of each such rolling twelve week forecast. Customer may not alter the mix of specific Products forecast for the first four (4) weeks of each updated twelve week forecast absent agreement by Lucent. The remaining eight (8) weeks shall be a Binding Commitment on the part of Customer; provided, however, Customer may alter the mix of forecasted Products within Product groups (as such Product groups are identified in Schedules 3.1 and 3.2 or any custom Product added to Schedule 3.3) in subsequent weekly updates.

         (iii) During the Term, directly procure from Lucent no less than its total requirements for Products in Schedule 3.1 or compensate Lucent as described in Section 6, Subsection (e). The Parties shall confer from time to time and when the Parties agree production capacity for the Products described in Schedule 3.2 are sufficient to meet such requirements, Customer shall thereafter procure from Lucent no less than its total requirements for Products in Schedule 3.2 or compensate Lucent as described in Section 6, Subsection (e). In addition, Customer agrees to provide Lucent the right of first refusal on any additional products similar to the Products herein that it requires during the Term.

     (b) Lucent shall:

          (i) Invest in capital and resources to fully support the forecast as Lucent in its sole discretion deems reasonably necessary.

         (ii) Maintain sufficient floor space, labor resources and material/component part supply (including effective buffer stocking) to support Product demand as described in Schedules 3.1 and 3.2 and any custom Product added to Schedule 3.3.

         (iii) Adhere to the forecast or a subsequent scheduling mechanism, if enacted, or be responsible for compensating Customer as described in
     Section 6, Subsection (f).

         (iv) Provide Customer's Materials Manager with weekly advanced delivery commitments for the following four (4) week period.

         (v) Provide Customer with early warning notification for all delivery shortages at the time the impacting circumstances are identified, and to follow such occurrence with an initial delivery recovery response within forty-eight (48) hours.

          (vi) Maintain an inventory buffer stock as defined in Schedule 3.1.

     (c) Customer and Lucent agree to meet at least four (4) times per year to reconcile any discrepancies of past deliveries per this Agreement and to re-establish the demand for the remainder of the twelve (12) month period.

     (d) Procurement Shortfall - Exclusive Remedies. Should Customer's purchases fall short of the Binding Commitment referenced in Section 6(a)(ii) ("Procurement Shortfall"), then Customer's entire liability and Lucent's exclusive remedy against Customer shall be that Customer agrees to procure one hundred percent (100%) of the Product units acknowledged in the Binding Commitment. In cases where another agreement between Customer and Lucent has been or will be negotiated, prices will be in accordance with the negotiated agreement. Upon termination of an Order by Customer outside the Binding Commitment, Lucent will immediately: (i) cease work; (ii) prepare and submit to Customer an itemization of all completed and partially completed Products; (iii) deliver to Customer Products satisfactorily completed up to the date of termination at the agreed upon prices in the relevant Order; and (iv) deliver upon request any work in process. In the event Customer terminates an Order outside the Binding Commitment, Customer shall compensate Lucent for the actual and reasonable expenses incurred by Lucent for work in process up to and including the date of termination provided Lucent uses reasonable efforts to mitigate Customer's liability under this Subsection by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled Products (including raw materials or work in process) and provided such expenses do not exceed the prices agreed to in the relevant Order. If requested by the Customer, Lucent will substantiate the incurred costs for work in process and the purchase price of raw materials and components with proof reasonably satisfactory to Customer. Upon any termination of an Order, the parties shall meet promptly to determine the finished Product, work in process, components, and raw materials for which Customer is responsible as set forth above. Upon the parties agreeing on the amount of Customer's liability for termination hereunder, Lucent shall, at Customer's option and expense, ship to Customer or scrap such finished Product, work in process and raw materials and components for which Customer is liable under this section.

     (e) Requirements Shortfall - Exclusive Remedies. Should Customer's purchases fall short of the Customer's total requirements as referenced in
Section 6(a)(iii) or result from procurement for which Lucent was not given the right of first refusal ("Requirements Shortfall"), then Customer's entire liability and Lucent's exclusive remedy against Customer shall be that Customer agrees to pay a sum equal to the number of units procured from other sources multiplied by Lucent's price for the substantially same Product. In cases where another agreement between Customer and Lucent has been or will be negotiated, prices will be in accordance with the negotiated agreement.

     (f) Delivery Shortfall - Exclusive Remedies

          (i) Customer shall monitor delivery to consignment demand.

          (ii) Lucent's entire liability and Customer's exclusive remedies against Lucent for any damages caused by or arising from failure to deliver or delays in delivery of weekly requirements ("delivery shortfall") shall be:

              (x) If Lucent fails to deliver between ten percent (10%) and twenty percent (20%) of any Product per quarterly requirements, then Lucent shall credit Customer with a five percent (5%) price reduction for the Product delivered.

              (y) If Lucent fails to deliver twenty percent (20%) or more of any Product per quarterly requirements, then Lucent shall credit Customer with a ten percent (10%) price reduction for the Product delivered.

         (iii) Customer shall assess credits and compensations, resulting from Lucent's failure to deliver, during quarterly reviews. Lucent shall apply the assessed credit or pay the assessed compensation to Customer within four (4) weeks of assessment.

         (iv) To the extent that any percent price reduction or assessed credit cannot be satisfied, Lucent will pay Customer the amount that cannot be deducted from the amount is assessed.

     (g) In the event this Agreement is terminated prior to the completion of the Term, Customer shall be obligated to pay for any outstanding Purchase Commitment not satisfied prior to the effective date of such termination. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

7.   FAVORED CUSTOMER PRICING

     The provisions of this Section 7 shall apply solely to the Specialty Fiber Products described in Schedules 3.1 and 3.2 and any custom Product added to
Schedule 3.3.

     Provided Customer purchases and pays for the committed volumes set forth in this Agreement, the price to Customer for each Product (as determined by the comcode) during a calendar year will be no less favorable (taking into account the terms and conditions to other customers) than the price Lucent charges to its other customers in the same country (other than Lucent distributors or VARs, or Lucent internal customers, either directly or through their contract manufacturers; and special pricing associated with one time product promotional sales and special inventory clearances) which purchase the same or greater quantities of the same Products (i.e. a product with the same comcode) in the same calendar year under substantially similar terms and conditions ("Favored Customer Pricing").

     For purposes of this Section 7, the term "other customers" shall exclude Affiliates of Lucent, distributors, resellers, sales agents, federal, state, municipal and other governmental entities. Further, the following sales shall not be considered in any price comparisons: market entry sales, promotional offers or the provision of laboratory, trial, test and demonstration Product.

8.   ELECTRONIC DATA INTERCHANGE

     Lucent agrees, if requested by Customer, to implement Electronic Data Interchange ("EDI") as an electronic means of trading business documents with Customer. The electronic business documents include Orders, acknowledgments, Order changes, ship notices, invoices, remittance advice, electronic funds transfer ("EFT") or such purchasing communications as may be requested by Customer for transactions under this Agreement. Lucent shall, at its sole expense, obtain, make fully operational and maintain all equipment, software and other materials set forth in Customer's EDI Planning Guide. Lucent shall also execute an Electronic Purchasing Agreement with Customer at the time of Customer's request to initiate EDI as described in this section.

9.   SPECIAL TOOLING AND EQUIPMENT

Any special tooling, test equipment, designs or other facilities Lucent acquires, produces or uses within processes in connection with the Products shall be Lucent's sole property.

10.  PRODUCT MAKEUP AND CHANGES

     Lucent shall have the right, in Lucent's sole discretion to change the design or to discontinue the manufacture or availability to Customer of any Product.

     (a) In the event that any such design change affects the form, fit, or function of the Product, then Lucent shall notify Customer of such change when Lucent becomes aware of such change and no later than sixty (60) days before the change becomes effective. If Lucent and Customer are unable to reach mutual acceptance of the change within thirty (30) days from notification to the Customer, Lucent may implement such change at Lucent's sole discretion and the Customer may as its exclusive remedies have the following options:

          (i) Cancel any outstanding purchase Orders for undelivered Products affected by the design change without incurring any cancellation charges for the Product provided that the design change is the reason for the cancellation, and,

          (ii) have the option of a last buy quantity of Product, or;

          (iii) continue to purchase changed Product at terms defined in this Agreement.

     (b) For discontinuance of manufacturing or availability of the Product identified in Schedule 3.1 to the Customer, Lucent will notify Customer of such intent no later than one (1) year before implementation. In the case of Product identified in Schedules 3.2 and 3.3, such notice shall be made no later than six
(6) months before implementation. Customer may as its exclusive remedies have the following options:

          (i) Cancel any outstanding purchase Orders for undelivered Products without incurring any cancellation charges for the Product; or

          (ii) have the option of a last buy quantity of Product.

     (c) Lucent cannot guarantee compatibility, of Products hereunder, with Customer's unique host environments and with future generations of other Lucent products.

     (d) In the event of a mandatory change defined herein as: any change required to insure that the material, spares and repairs, (i) meet the applicable Product purchase specification(s), (ii) are safe, and (iii) comply with applicable laws, Lucent and Customer will define a mutually agreed to process for mandatory change implementation.

11.  PRICES; TAXES

     (a) The applicable prices and charges for each Order shall be as set forth in Schedule 3 or in a firm price quotation made by Lucent or, if not set forth in either of those, in Lucent's customer price lists in effect on the day Lucent receives the Order. All firm price quotes shall be deemed to incorporate this Agreement.

     (b) Prices for the Products listed in Schedule 3 are firm for twelve (12) months from the Effective Date of this Agreement. Thereafter, Lucent may make changes to the prices by providing sixty (60) days notice to the Customer prior to the effective date of such price changes. In addition, the Parties agree to meet annually to discuss the then current pricing for possible adjustment in the following year commencing with the second year of this Agreement. Price quotes for products not included in Schedule 3 shall be valid for thirty (30) days. If, however, Lucent's adjustment in price is due to changes in raw material prices, Lucent's price adjustment will be effective on the first day of the next calendar month. The prices and charges are based on Lucent's standard, published intervals for shipping, planning or completion, unless Lucent otherwise agrees in writing.

     (c) The parties agree taxes shall allocated as follows:

         (i) Customer shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon Lucent in a jurisdiction other than the jurisdiction under the laws of which Lucent was formed (hereinafter referred to as the "Resident Jurisdiction") if such tax is allowable as a credit against the Resident Jurisdiction income taxes of Lucent; and (ii) any net income tax imposed upon Lucent by any government entity within Lucent's Resident Jurisdiction. In order for the exception contained in (i) to apply, Customer must furnish Lucent with such evidence as may be required by the Resident Jurisdiction taxing authorities to establish that such tax has been paid within thirty
     (30) days of issuance of notice by the local taxing authority so that Lucent may claim the credit.

         (ii) If Customer is required to bear a tax, duty, levy or similar charge pursuant to the preceding paragraph, Customer shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by Lucent hereunder after all such payments or withholdings equal the amounts to which Lucent is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not exist.

          (iii) Lucent shall not collect an otherwise applicable tax if Customer's purchase is exempt from Lucent's collection of such tax and a valid tax exemption certificate is furnished by Customer to Lucent.

          (iv) All prices mentioned in this Agreement are exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). In the event that any VAT is payable on the Products and/or services supplied by Lucent to Customer under this Agreement, this VAT shall be added to the prices mentioned and shall be for the account of Customer. If VAT on the supplies of Lucent is payable by Customer under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Customer shall ensure that Lucent will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Lucent shall use its reasonable commercial efforts to ensure that its invoices to Customer are issued in such a way that these invoices meet the requirements for deduction of input VAT by Customer, if Customer is permitted by law to do so.

12.  TERMS OF PAYMENT

     (a) Invoices for Products will be sent upon shipment or as soon thereafter as practicable and shall be paid by Customer net thirty (30) days from the date of the invoice. Lucent may make partial shipments of Orders, unless the Customer specifically states in its Order that the Order shall be shipped complete. Such partial shipments shall be separately invoiced and shall be paid by Customer net thirty (30) days from the date of the invoice and not necessarily when the remaining shipments occur.

     (b) Payment shall be made only for the Products and quantities specified in the Order. Customer may deduct from the amount indicated on the invoice all Products delivered which were not specified. Customer shall notify Lucent in writing and, following acknowledgment by Lucent, these Products shall be returned by Customer to Lucent at Lucent's expense. The expenses borne by Lucent shall include without limitation, custom duties, taxes, levies, insurance and freight.

     (c) Customer will advise Lucent of any billing discrepancies or disputes about an invoice within ten (10) days of receiving it. Overdue payments, except those that Customer has disputed in good faith, shall be subject to a late payment charge of one and one-half percent (1 -1/2%) per month of the overdue amount (but not to exceed the maximum lawful rate). Customer will reimburse Lucent for reasonable attorneys' fees and other costs associated with collecting delinquent payments.

13.  TITLE, RISK OF LOSS, DELIVERY

     (a) Title and risk of loss to Products shall pass to Customer upon delivery to the Customer. Title to all Software (whether or not part of Firmware) furnished by Lucent, if any, and all copies thereof made by Customer, including translations, compilations, and partial copies are, and shall remain, the property of Lucent. Where Customer is located outside the United States, title and risk of loss shall pass no earlier than when the products have entered international commerce outside the United States. Customer shall notify Lucent promptly of any claim with respect to loss which occurs while Lucent has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim. For purposes of this section, "delivery" shall mean the point at which Lucent or Lucent's supplier or agent turns over possession of the Product to Customer, Customer's employee, Customer's designated carrier, Customer's warehouse, or other Customer's agent and not necessarily the final destination shown on the Order. Nothing herein shall, during the period a party has the risk of loss or damage to an item, relieve the other party of responsibility for loss or damage to the item resulting from the acts or omissions of such other party, its employees or agents.

     (b) Acceptance of Products that are generally available from Lucent will be deemed to occur on receipt. Customer reserves the right to reject any delivery if the Product delivered does not conform to the Order. To be effective, Customer's rejection (or revocation of acceptance) of a non-conforming shipment must be made by written notice within ten (10) days after delivery. Thereafter, Customer shall have recourse to the appropriate warranty as its exclusive remedy for non-conformity. Products in a rejected shipment shall be returned to Lucent in original or equivalent packaging in accordance with Lucent's previously supplied written instructions together with a written statement of the reason for such rejection.

14.  WARRANTIES AND WARRANTY EXCLUSIONS

     (a) Lucent makes the following warranties to Customer:

          (i) Lucent warrants to Customer that it will repair or replace Products which, at the time of shipment and under proper and normal use (as unmodified), contain defects in material or workmanship or fail to conform to Lucent's applicable Product descriptions, if any, and such failure appears in any Product within twelve (12) months of the date title to Product is transferred to Customer (the "Warranty Period"). Lucent will, at its option, either repair or replace the defective Product without charge at Lucent's manufacturing or repair facility or at Customer's facility, or will refund the purchase price of the defective Products, provided: (1) that Customer notifies Lucent of the purported failure to conform to this warranty within the Warranty Period, and (2) that Lucent's examination of the Product discloses that the purported failure to conform to this warranty is present. Customer shall follow Lucent's instructions regarding return of Products to the place in the United States designated by Lucent, and no Products will be accepted for repair, replacement or refund absent Customer's following such instructions. In the case of any such return, Customer shall bear the risk of loss or damage and shall prepay all transportation charges to Lucent. Repaired or replacement Products shall be shipped to a continental U.S. destination by

     Lucent at its expense and risk of loss or damage. Customer shall be responsible for any custom duties, local taxes and expenses related to the importation of repair or replacement Products and any requested premium transportation. Replaced parts and Products shall become Lucent's property. Lucent shall not be responsible under this warranty for deinstallation or reinstallation or for related expenses arising out of the alteration of Customer's or a third party's premises or building, or removal, replacement or relocation of other items not purchased hereunder. If Lucent determines that any returned Product is not defective, Customer shall pay Lucent all costs of handling, inspection, repairs and transportation at Lucent's then prevailing rates.

         (ii) Repair and replacement parts and Products provided under the above warranty are warranted as set forth above, but only for sixty (60) days from the date of repair or replacement, or, for the remainder of the Warranty Period, whichever is greater. If in lieu of repair of the returned Product, Lucent replaces such Product, then the replacement Product shall be new Product.

          (iii) All rights exercised under this warranty shall be exercised only by Customer.

     (b) The foregoing warranty does not extend to the functioning of Lucent's Products, as integrated, or assembled by Customer with other equipment, unless such integration or assembly was approved in writing by Lucent; to expendable items; to experimental or developmental products; to other products, procured from other sources, which were integrated or assembled by Customer with Lucent's products; or to products which have been subject to misuse, neglect, accident or abuse; have been improperly wired, repaired or altered by anyone other than Lucent; have been improperly installed, stored or maintained by anyone other than Lucent; have been used in material violation of Lucent's instructions; or have had their serial numbers or month and year of manufacture or shipment removed, defaced or altered. Lucent makes no warranty, express or implied, to any customer of Customer regarding Customer's total system, and Customer shall make no representation to the contrary to a customer.

THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THIS WARRANTY, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, SHALL BE LUCENT'S OBLIGATION TO REPAIR, REPLACE OR REFUND AS SET FORTH ABOVE.

15.  INDEMNITY

     Lucent will indemnify and save harmless Customer from any loss or damages (including reasonable attorneys' fees) awarded against Customer by final judgment (or by settlement approved by Lucent) because of claims, suits, or demands of third parties for personal injury or tangible property damage (as limited below) to the extent such loss or damage is caused by or results solely from the negligent acts of Lucent or its employees or agents provided 1) Customer promptly notifies Lucent in writing of any suits, claims or demands against Customer for which

Lucent is responsible under this indemnity, 2) Customer gives Lucent full opportunity and authority to assume the sole defense of and settle such suits and 3) Customer furnishes to Lucent upon request all information and assistance available to Customer for defense against any such suit, claim or demand. Lucent's liability under this indemnity, however, shall in no event exceed the greater of $100,000 or the value of the specific Product giving rise to the claim for any one occurrence. This indemnity is in lieu of all other obligations of Lucent, express or implied, in law or inequity, to indemnify Customer (except pursuant to Section 16, "Infringement").

16.  INFRINGEMENT

     In the event of any claim, action, proceeding or suit by a third party against Customer alleging an infringement of any patent, copyright, or trademark, or a violation of any trade secret or proprietary rights by reason of the use of any Product furnished by Lucent to Customer under this Agreement, Lucent, at its expense, will defend Customer, subject to the conditions and exceptions stated below. Lucent will reimburse Customer for any cost, expense or attorneys' fees, incurred at Lucent's written request or authorization, and will indemnify Customer against any liability assessed against Customer by final judgment on account of such infringement or violation arising out of such use.

     If Customer's use shall be enjoined or in Lucent's opinion is likely to be enjoined, Lucent will, at its expense and at its option, either (1) replace the enjoined Product furnished pursuant to this Agreement with a suitable substitute free of any infringement; (2) modify it so that it will be free of the infringement; or (3) procure for Customer a license or other right to use it. If none of the foregoing options are practical, Lucent will remove the enjoined Product and refund to Customer any amounts paid to Lucent therefor less a reasonable charge for any actual period of use by Customer.

     Customer shall give Lucent prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and Lucent shall have full and complete authority to assume the sole defense thereof, including appeals, and to settle same. Customer shall, upon Lucent's request and at Lucent's expense, furnish all information and assistance available to Customer and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit.

     No undertaking of Lucent under this clause shall extend to any such alleged infringement or violation to the extent that it: (1) arises from adherence to design modifications, specifications, drawings, or written instructions which Lucent is directed by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product of Lucent's design or selection; or (2) arises from adherence to instructions to apply Customer's trademark, trade name or other company identification; or (3) resides in a product which is not of Lucent's origin and which are furnished by Customer to Lucent for use under this Agreement; or (4) relates to uses of Product provided by Lucent in combinations with other material, furnished either by Lucent or others, which combination was not installed, recommended or otherwise approved by Lucent. In the foregoing cases numbered (1) through (4), Customer will defend and save Lucent harmless, subject to the same terms and conditions and exceptions stated above, with respect to Lucent's rights and obligations under this clause.

     The liability of Lucent and Customer with respect to any and all claims, actions, proceedings or suits by third parties alleging infringement of patents, trademarks or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any Products furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this clause.

17.  TRADEMARKS AND OTHER INDICIA

     (a) Products delivered hereunder will be marketed by Customer under trade names and trade dress of Customer or Customer's distributors unless Customer and Lucent execute a separate trademark license agreement. Customer will provide Lucent with written instructions and will bear all costs associated with applying Customer's trade name and trade dress to Products. Products delivered hereunder may also bear certain trade names, trademarks, trade devices, logos, codes or other symbols of Lucent (hereinafter "Marks"). Lucent hereby grants Customer permission to market Products bearing such Marks in accordance with the terms of this Agreement. If Lucent grants Customer permission to use its Marks in Customer's marketing and advertising of, and in Customer's publicity relating to, Products and licensed materials, such use shall conform to Lucent's written standards and guidelines relating thereto, which may be revised by Lucent from time to time. Such use shall inure to the benefit of Lucent and shall not invest in Customer any rights in or to the Marks. All uses of Marks by Customer shall be subject to pre-publication or pre-use review and approval by Lucent. If, in Lucent's judgment, any use of Marks by Customer is deemed detrimental to the Marks or Lucent's reputation, or is deemed otherwise undesirable, Lucent may withdraw such permission without liability as a result thereof.

     (b) Customer shall not conduct business under any of the Marks or derivatives or variations thereof, and Customer shall not directly or indirectly hold itself out as having any relation to Lucent or its Affiliates other than as set forth herein. Marks may not be used to identify the Customer.

     (c) Advertising by Customer that shows and identifies product, brands, software (including related documentation), services or other items not covered by this Agreement may not use Marks without Lucent's prior written consent. Customer will not alter or remove any Marks applied to Products or licensed materials without the written approval of Lucent.

     (d) All references to Customer in this Section 17 shall also be intended to include OEM Customers. In its agreements with its OEM Customers, Customer shall use commercially reasonable efforts to require said customers to comply with the provisions of this Section.

18.  EXCLUSIVE REMEDIES; LIMITATION OF LIABILITY

     (a) For purposes of the exclusive remedies and limitations of liability set forth in this Section, each party shall be deemed to include its respective subsidiaries and Affiliates and the directors, officers, employees, agents, representatives, subcontractors and suppliers of each of them; and "damages" shall be deemed to refer collectively to all injury, damage, loss or expense incurred.

     (b) Lucent's entire liability to Customer and Customer's exclusive remedy against Lucent for any damages caused by any Product defect or failure, or arising from the performance or non-performance of any work, regardless of the form of action, whether in contract, tort including negligence, strict liability or otherwise shall be as follows:

          (i) for infringement, the remedies set forth in the Section 16, Infringement;

          (ii) for the non-performance of Product or work performed during the warranty period, the remedies stated in the Section 14, entitled Warranties and Warranty Exclusions;

          (iii) for tangible property damage or bodily injury or death to any person proximately caused by Lucent's negligence, the amount of proven direct damages; and

          (iv) for any claims not set forth above, Lucent's liability shall be limited to direct damages that are proven, in an amount not to exceed the greater of $100,000 or the value of the specific Product giving rise to the claim.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT ANY SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROVISION SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

19.  INDEMNIFICATION BY CUSTOMER

     Customer will indemnify and save harmless Lucent from any loss or damages (including reasonable attorneys' fees) awarded against Lucent by final judgment (or by settlement approved by Customer) because of claims, suits, or demands of third parties for personal injury or tangible property damage (as limited below) to the extent such loss or damage is caused by or results solely from the negligent acts of Customer or its employees or agents provided 1) Lucent promptly notifies Customer in writing of any suits, claims or demands against Lucent for which Customer is responsible under this indemnity, 2) Lucent gives Customer full opportunity and authority to assume the sole defense of and settle such suits and 3) Lucent furnishes to Customer upon request all information and assistance available to Lucent for defense against any such suit, claim or demand. Customer's liability under this indemnity, however, shall in no event exceed the greater of $100,000 or the value of the specific Product giving rise to the claim for any one occurrence. This indemnity is in lieu of all other obligations of Customer, express or implied, in law or inequity, to indemnify Lucent (except pursuant to Section 16, "Infringement").

20.  USE OF CONFIDENTIAL INFORMATION

     (a) All Confidential Information shall belong to the party disclosing it. The disclosing party grants the receiving party the right to use Confidential Information only for purposes expressly permitted in this Section. Lucent shall use Customer's Confidential Information only to perform Lucent's obligations under this Agreement. Customer shall use Lucent's Confidential Information only to order, evaluate, use, install, and maintain the Products furnished hereunder.

     (b) The receiving party

          (i) shall not reproduce or copy the disclosing party's Confidential Information, in whole or in part, except as authorized in this Agreement or in writing by the disclosing party;

          (ii) shall return or destroy the Confidential Information (including any full and partial copies) when no longer needed or when requested to do so by the disclosing party;

          (iii) shall hold the Confidential Information in confidence;

          (iv) shall disclose Confidential Information only to those employees and independent contractors who have a need to know and use the Confidential Information for the permitted purposes, provided that the independent contractors have agreed in writing to maintain the confidentiality of the information and are not employees of any competitor of the disclosing party with respect to the Products sold hereunder. The receiving party shall provide the disclosing party, at its request, with a copy of such writing.

     (c) The foregoing restrictions and obligations shall not apply to information that the receiving party can demonstrate: (a) was independently developed by or for the receiving party without reference to the disclosing party's Confidential Information; (b) has become publicly known through acts not attributable to the receiving party; (c) was in the receiving party's possession or was known by the receiving party at the time of disclosure; or (d) was received without restriction from another party.

21.  CONFIDENTIALITY OF AGREEMENT

     Each party shall keep confidential all provisions of this Agreement and any Order except as reasonably necessary for a party to perform and except as required by applicable laws or regulations. In the latter case, the party required to disclose this Agreement or any Order shall promptly inform the other party prior to disclosure and shall make all reasonable efforts to obtain a protective order or other confidential treatment and to limit disclosure only to those portions necessary to comply with the applicable law or regulation.

22.  PUBLICITY

     Except as provided in Section 17, neither party shall release or publish news releases, announcements, advertising or other publicity relating to the Products under this Agreement or mentioning or implying the name, trademarks, logos, service marks or other identification of the other party or its Affiliates or their respective personnel without the prior review and written consent of the other party.

23.  ASSIGNMENT

     Except as provided in this section, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, (an "assignment") without the other party's prior written consent. Any attempted assignment in contravention of this provision shall be void and ineffective. Nothing shall preclude a party from employing a subcontractor in carrying out its obligations under this Agreement. A party's use of such subcontractor shall not release the party from its obligations under this Agreement. Notwithstanding the foregoing, either party has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without the other party's consent, to any present or future subsidiary or Affiliate of the assigning party, to any entity that is the successor to the business of any such party that relates to this Agreement, or to any combination of the foregoing. Such assignment or delegation shall release the assigning party from any further obligation or liability thereon. The assigning party shall give the other party prompt written notice of the assignment. For the purposes of this section, the term "Agreement" includes this Agreement, any subordinate agreement placed under this Agreement and any Order placed under this Agreement or subordinate agreement.

24.  AUTHORIZED THIRD PARTY PURCHASERS

     The parties understand and agree that Lucent will at all times during the life of this Agreement remain an independent seller. In no event shall Customer have any responsibility for any business transactions between Lucent and any independent third party purchasing Products from Lucent. Customer, however, may provide written authorization for certain third parties to purchase Products from Lucent under the pricing terms of this Agreement provided such sales are for use or benefit of Customer. Lucent agrees to (a) honor such authorizations upon written notice from Customer, and sell the Products to such Authorized Third Parties; (b) only accept purchase Orders from Authorized Third Parties that reference the Customer part number and are issued solely in the performance of contracted work for Customer; and (c) notify Customer immediately if an Authorized Third Party fails to meet the conditions in (b). For purposes of this Agreement, a third party is an "Authorized Third Party" hereunder only if Lucent is able, after using reasonable commercial efforts and its reasonable business judgment, to enter into a supplier-customer relationship with such third party. If such third party and Lucent have an existing supplier-customer relationship, the third party is an "Authorized Third Party" hereunder only if Lucent is able, after using reasonable commercial efforts and its reasonable business judgment, to enter into arrangements acceptable to Lucent with such third party to address transactions as an Authorized Third Party. Lucent reserves the right to terminate the supplier-customer relationship of any independent third party for any reasonable business purpose or reason.

25.  TERMINATION

     If either party is in material breach of any term of this Agreement and such breach continues for thirty (30) days (or for ten (10) days in case of obligations under Section 20, "Use of Confidential Information") after receiving notice from the other party, then the non-breaching party may terminate this Agreement without any further obligation or liability except for Products already shipped. The non-breaching party shall cooperate fully with the other party to facilitate a remedy of a material breach within the applicable cure period. The Parties' rights and obligations which by their nature would continue beyond the termination or expiration of this Agreement shall survive such termination or expiration.

26.  FORCE MAJEURE

     Lucent shall not be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, nature or the public enemy, failure of any supplier or subcontractor of Lucent to deliver on schedule materials, equipment or machinery, inability to secure raw materials or transportation facilities, inadequate yield of Products despite Lucent's reasonable efforts, act or omission of carriers or any other causes beyond its reasonable control. Lucent may, in the event of any such circumstance, allocate output among Customer and its other customers, whether or not covered under contract, in a fair and reasonable manner, taking into account Lucent's contractual commitments, its available production and such other factors as Lucent deems appropriate.

27.  EMERGENCY SERVICE

     The Parties agree that the following provisions shall apply solely to the Specialty Fiber Product identified in Schedules 3.1 and 3.2 and any custom Product added to Schedule 3.3 and only during such time as Lucent is sole provider of Product in accordance with Section 6(a)(iii).

     (a) Lucent will furnish a written plan of action ("Emergency Backup Plan") to Customer on or before February 1, 2001 that covers Lucent's plans on how it will continue to perform its obligations under this Agreement in case of an unforeseen catastrophe, including a Force Majeure condition, or any other condition in which Lucent will be unable to produce and ship Product to meet Customer's Orders as accepted by Lucent for eight (8) consecutive weeks. The Emergency Backup Plan will identify Lucent's secondary manufacturing location(s) and include the estimated time for the implementation of such Emergency Backup Plan and production of Product.

     (b) In the event the Emergency Backup Plan fails of its essential purpose, the Customer may at its option, terminate this Agreement, or any Order (with respect to the Product identified in the Order and affected by such delay or failure) in accordance with the Force Majeure, and/or exercise any other rights and remedies it may have, at law or at equity.

     (c) In the event Lucent has failed to perform its obligations in accordance with its delivery commitment and the Force Majeure provision of this Agreement, and Lucent has not cured any such default in accordance with the intervals specified in the Emergency Backup Plan, Customer may at its option require Lucent to grant to Customer a non-exclusive, worldwide, revocable license for Customer to manufacture the applicable Products; use shall be limited to the manufacture of such Products. Lucent shall, under such circumstances and at such time, furnish to Customer without cost all necessary assistance as will permit Customer to commence manufacture of the Products, which may include documentation or know-how along with a reasonable amount of Lucent's technical assistance. Such license shall remain in effect for the balance of this Agreement or until the conditions that caused Lucent to fail in its obligations be cured, whichever shall occur earlier. When such conditions are cured, then Customer shall resume purchasing Product from Lucent in accordance with the terms of this Agreement. In case a third party supplier must manufacture Product due to Lucent's inability to manufacture or Lucent's continued default, Lucent shall fully cooperate with Customer and such third party supplier to ensure a smooth transition of production with minimal interruption of business with Customer, provided, however, that such third party agrees in writing to maintain the confidentiality of all information provided to it hereunder.

28.  CUSTOMS DUTY DRAWBACK

Customer reserves the right to claim United States customs duty drawback on all sales made to Lucent under this Agreement. Lucent shall cooperate with Customer in this regard in all reasonable ways, including without limitation, providing proof of exportation, advance notice of exportation, certificates, endorsements, or any other documentation or proof as may be necessary for Customer, or its Affiliates, to receive payment of the drawback claims(s) and, if required by the United States Customs Service, by making the Products available for examination by the United States Customs Service.

29.  NOTICES

     All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) deposited in the United States mail or private express mail, postage prepaid,
(c) by guaranteed overnight delivery, (d) by courier, or (e) by confirmed telecopy addressed to the respective party as follows addressed as follows:

     If to Lucent, to:

     Lucent Technologies Inc.
     600 Mountain Avenue
     Murray Hill, New Jersey 07974
     Attn: Chief Supply Officer
     with a copy to:

     Lucent Technologies Inc.
     600 Mountain Avenue
     Murray Hill, New Jersey 07974
     Attn: General Counsel

     If to Customer to:

     Agere Systems Inc.
     555 Union Blvd.
     Allentown, PA 18103
     Attn: Procurement Director

     with a copy to:

     Agere Systems Inc.
     555 Union Blvd.
     Allentown, PA 18103
     Attn: General Counsel

     Any party may, by notice to the other party, change the address to which such notices are to be given.

30.  SEVERABILITY

     If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

31.  CHOICE OF LAW

     The Parties are familiar with New York commercial law, have been guided by New York commercial law in their negotiation of this matter, conduct substantial business in New York and desire to avoid uncertainty and disputes concerning the law that will govern the agreement between the Parties. Accordingly, the Parties expressly intend and agree that the construction interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New York, excluding its choice of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods.

32.  HEADINGS

     The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

33.  WAIVERS OF DEFAULT

     Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

34.  SPECIFIC PERFORMANCE

     In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

35.  AMENDMENTS

     No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

36.  INTERPRETATION

     Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof, " "herein, " and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, section, exhibit, schedule and appendix references are to the articles, sections, exhibits, schedules and appendices to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. References to "Schedule" shall include all sub-schedules thereto, but reference to a sub-schedule (e.g. Schedule 3.1) shall refer solely to the specific identified sub-schedule. Unless expressly stated to the contrary in this Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to the Effective Date, regardless of any amendment or restatement hereof.

37.  MEDIATION, DISPUTE RESOLUTION

     (a) The provisions set forth in this Section 37 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby), or the commercial or economic relationship of the parties relating hereto.

     (b) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.

     (c) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either party.

     (d) In the event that any party, after complying with the provisions set forth in the preceding two paragraphs, desires to commence an action, such party may submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction.

     (e) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section with respect to all matters not subject to such dispute, controversy or claim.

38.  COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER

     (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     (b) This Agreement and any exhibits, schedules and appendices hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein.

     (c) Each party represents as follows:

         (i) each has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

         (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable in accordance with the terms thereof.

IN WITNESS WHEREOF, the parties have caused this FIBER PRODUCT PURCHASE AGREEMENT to be executed by their duly authorized representatives as of the Effective Date.

                                        LUCENT TECHNOLOGIES INC.
                                        By: /s/ ROBERT C. HOLDER
                                            ___________________________
                                        Name: Robert C. Holder
                                        Title: Executive Vice President


                                        AGERE SYSTEMS INC.
                                        By: /s/ JOHN T. DICKSON
                                            ___________________________
                                        Name: John T. Dickson
                                        Title: President and Chief
                                               Executive Officer